Exhibit 99.1



FOR IMMEDIATE RELEASE:
----------------------

                         WELLSFORD REAL PROPERTIES, INC.
                              REPORTS 2002 RESULTS
                              --------------------

NEW YORK, March 24, 2002-Wellsford Real Properties, Inc. (AMEX: "WRP") reported 2002 revenues of $31,718,466 and a net loss of $(3,372,419) or $(0.52) per share. In the fourth quarter of 2002, revenues were $8,942,107 and the net loss was $(604,225) or $(0.09) per share.

For the prior year ended December 31, 2001, WRP reported revenues of $41,492,999 and a net loss of $(2,724,616) or $(0.38) per share. For the quarter ended December 31, 2001, WRP reported revenues of $7,854,091 and a net loss of $(2,838,828) or $(0.45) per share.


The decline in revenues is primarily attributable to decreased sales of condominiums in the Wellsford Development business unit of $11,300,000 (see below) and a reduction in interest revenue of $1,100,000 from a lower average outstanding balance of note receivable investments in 2002 as compared to 2001 coupled with significantly less interest earned on idle cash balances. These declines were offset in part by a net increase in rental revenue of $2,500,000 from the stabilization of an additional rental phase in Palomino Park, net of the impact of concessions on rents in the other phases of that project.

2002 HIGHLIGHTS

WELLSFORD/WHITEHALL
-------------------

At   December   31,   2002,   WRP   had   a   32.59%   ownership   interest   in
Wellsford/Whitehall,  a  private  joint  venture  that  owned  and  operated  34 properties (substantially all office properties) totaling approximately 3,874,000 square feet. During the past year, the venture leased 213,628 square feet at an average rent of $24.02 per square foot.

Wellsford/Whitehall sold seven properties during January and February 2003 for gross proceeds of $139,170,000, including a portfolio of six office properties aggregating 956,000 square feet to a single purchaser and one retail property of 10,000 square feet in a separate transaction. Proceeds of approximately
$129,557,000 were used to repay debt. After the effect of these sales, Wellsford/Whitehall owns and operates 27 properties aggregating 2,908,000 square feet which had an occupancy of 63%.

The venture operated at a loss for the fourth quarter and the year primarily from expensing unamortized leasing commissions and tenant improvements (attributable to a major tenant in one building who filed bankruptcy and vacated its space in December 2002) and provisions for impairment on two properties held for sale.

Wellsford/Whitehall had total assets of $557,319,000 and debt of $368,359,000 at December 31, 2002. At December 31, 2001, total assets and debt were $572,111,000 and $370,009,000, respectively.

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


WELLSFORD DEVELOPMENT
---------------------

During the fourth quarter of 2002, WRP sold 14 condominium units at the Silver Mesa phase of Palomino Park. Gross proceeds from these sales were $3,334,000, of which $2,934,000 was applied to principal repayments on the related loan. WRP sold 16 units for gross proceeds of $3,454,000 in the comparable 2001 period. For the year ended December 31, 2002, WRP sold 48 units for gross proceeds of $10,635,000, approximately $9,034,000 of which was applied to principal payments. WRP sold 105 units for gross proceeds of $21,932,000 in the comparable 2001 period. The reduction in 2002 from 2001 sales is primarily due to (i) the fact that a substantial number of closings in 2001 included those for which contracts were executed prior to obtaining final approvals for the condominium sales process in February 2001 and (ii) general and local economic conditions. Through December 31, 2002, 153 units have been sold and 111 units remain to be sold.

The Blue Ridge and Red Canyon rental phases of Palomino Park were 95% occupied at December 31, 2002 as compared to 81% at December 31, 2001. Green River, the newest rental phase which was in its initial lease-up, was 95% occupied at December 31, 2002 as compared to 52% at December 31, 2001. The increase in physical occupancy was achieved, in part, by an increase in concessions during 2002.

On February 6, 2003, WRP obtained a $40,000,000 permanent loan secured by the Green River phase of Palomino Park. The loan matures March 2013, bears interest at a fixed rate of 5.45% per annum and amortizes based on a 30-year schedule. Proceeds were used to repay maturing construction debt and for other corporate purposes.

WELLSFORD CAPITAL
-----------------

Second Holding, a special purpose finance company in which WRP has approximately a 51.1% equity interest, purchased (net of repayments) approximately
$196,430,000 and $859,305,000 of debt investments in real estate and other asset-backed securities during the quarter and the year ended December 31, 2002, respectively, resulting in a total investment balance of $1,785,758,000 at December 31, 2002. At December 31, 2002, approximately 91% of the investments were rated AAA or AA by Standard & Poor's and no investment was rated lower than A-.

CORPORATE
---------

General and administrative expenses were reduced by $1,900,000 or 22% during 2002 from 2001 amounts, excluding the impact of a $3,527,000 restructuring charge in 2001.

WRP has adopted a formalized code of ethics for all of its employees and directors. A copy of the code of ethics is available on WRP's website at www.wellsford.com.

Jeffrey H. Lynford, Chairman and CEO of the Company stated, "This past year our operational watch word has been "perseverance" and we have continued to sell assets, reduce expenses, and remain liquid. This is a program we began in 1999 and through February of 2003, we have sold a total of $460 million of properties. At December 31, 2002, WRP had $38.6 million of cash and Wellsford/Whitehall had $16.2 million of cash."


Press Contact:    Mark P. Cantaluppi
                  Wellsford Real Properties, Inc.
                  Vice President, Chief Accounting Officer
                     & Director of Investor Relations
                  (212) 838-3400


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                         WELLSFORD REAL PROPERTIES, INC.
                              FINANCIAL HIGHLIGHTS

                                                                 FOR THE THREE MONTHS ENDED                FOR THE YEARS ENDED
         CONSOLIDATED STATEMENTS OF OPERATIONS                          DECEMBER 31,                          DECEMBER 31,
         -------------------------------------                          ------------                          ------------
                                                                   2002               2001               2002               2001
                                                                   ----               ----               ----               ----
                                                                        (UNAUDITED)                            (AUDITED)
REVENUES
   Rental revenue ......................................      $  4,412,366       $  3,158,127       $ 16,311,929       $ 13,768,411
   Revenue from sales of residential units .............         3,333,883          3,454,500         10,635,188         21,932,050
   Interest revenue ....................................           982,974          1,106,492          4,096,374          5,175,162
   Fee revenue .........................................           212,884            134,972            674,975            617,376
                                                              ------------       ------------       ------------       ------------
      Total revenues ...................................         8,942,107          7,854,091         31,718,466         41,492,999
                                                              ------------       ------------       ------------       ------------
COSTS AND EXPENSES
   Cost of sales of residential units ..................         2,905,914          3,039,418          9,543,905         19,363,647
   Property operating and maintenance ..................         1,317,323          1,002,673          5,453,647          3,791,740
   Real estate taxes ...................................           347,729             54,888          1,486,365          1,051,060
   Depreciation and amortization .......................         1,579,300          1,223,594          5,474,665          5,307,394
   Property management .................................            87,546            125,706            469,133            557,255
   Interest ............................................         1,446,621          1,010,618          5,850,719          4,355,864
   General and administrative ..........................         1,585,754          2,634,550          6,567,166          8,466,948
   Restructuring charge ................................                --          3,526,772                 --          3,526,772
                                                              ------------       ------------       ------------       ------------
      Total costs and expenses .........................         9,270,187         12,618,219         34,845,600         46,420,680

(Loss) income from joint ventures ......................        (1,463,819)         2,622,909           (208,751)         4,564,406
                                                              ------------       ------------       ------------       ------------
(Loss) income before minority interest, income taxes
   and accrued distributions and amortization of costs
   on Convertible Trust Preferred Securities ...........        (1,791,899)        (2,141,219)        (3,335,885)          (363,275)
Minority interest (expense) benefit ....................           (41,372)           (52,655)            43,281           (282,526)
                                                              ------------       ------------       ------------       ------------
(Loss) income before taxes and accrued distributions and
   amortization of costs on Convertible Trust
   Preferred Securities ................................        (1,833,271)        (2,193,874)        (3,292,604)          (645,801)
Income tax (benefit) expense ...........................        (1,349,000)           305,000         (1,300,000)           699,000
                                                              ------------       ------------       ------------       ------------
(Loss) income before accrued distributions and
   amortization of costs on Convertible Trust Preferred
   Securities ..........................................          (484,271)        (2,498,874)        (1,992,604)        (1,344,801)
Accrued distributions and amortization of costs on
   Convertible Trust Preferred Securities, net of
   income tax benefit of $405,000, $185,000, $720,000
   and $720,000 ........................................           119,954            339,954          1,379,815          1,379,815
                                                              ------------       ------------       ------------       ------------
Net (loss) .............................................      $   (604,225)      $ (2,838,828)      $ (3,372,419)      $ (2,724,616)
                                                              ============       ============       ============       ============
Net (loss) income per common share, basic and diluted ..      $      (0.09)      $      (0.45)      $      (0.52)      $      (0.38)
                                                              ============       ============       ============       ============
Weighted average number of common shares outstanding,
      basic ............................................         6,450,586          6,334,927          6,436,755          7,213,029
                                                              ============       ============       ============       ============
Weighted average number of common shares outstanding,
      diluted ..........................................         6,450,586          6,334,927          6,436,755          7,213,029
                                                              ============       ============       ============       ============

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

                         WELLSFORD REAL PROPERTIES, INC.
                              FINANCIAL HIGHLIGHTS
                                   (CONTINUED)



SUMMARY OF CONSOLIDATED BALANCE SHEET DATA                 DECEMBER 31,
------------------------------------------                 ------------
                                                     2002                2001
                                                     ----                ----
                                                            (AUDITED)
Real estate, net .........................    $  149,869,270      $  161,090,132
Notes receivable .........................    $   28,612,000      $   34,784,727
Investment in joint ventures .............    $   94,180,991      $   95,806,509
Cash and cash equivalents ................    $   38,644,315      $   36,148,529
Total assets .............................    $  332,775,043      $  345,838,157
Mortgage notes payable ...................    $  112,232,830      $  121,730,604
Convertible Trust Preferred Securities ...    $   25,000,000      $   25,000,000
Total shareholders' equity ...............    $  176,567,297      $  178,078,702
Other information:
   Common shares outstanding .............         6,450,586           6,405,241
   Book value per share ..................    $        27.37      $        27.80
   Enterprise assets (unaudited) .........    $2,646,437,000      $1,855,244,000



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